EXHIBIT 99.1

STRATA Skin Sciences, Inc. Announces Preliminary First Quarter 2020 Revenue and
Provides Business Update

Preliminary unaudited total revenue for the first quarter of 2020 is expected to be in the range of $6.7 and $6.9 million, consistent with guidance previously given
Global recurring revenue installed base totaled 838 systems at March 31, 2020

Horsham, PA, April 20, 2020 — STRATA Skin Sciences, Inc. (NASDAQ: SSKN) (“STRATA” or the “Company”), a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today announced preliminary first quarter 2020 revenue and provided a business update.

Preliminary First Quarter Revenue and Business Update:
•	Preliminary unaudited total revenue for the first quarter of 2020 is expected to be in the range of $6.7 and $6.9 million, consistent with guidance previously given
•	Preliminary unaudited recurring revenue for the first quarter of 2020 is expected to be in the range of $5.7 and $5.9 million, consistent with guidance previously given
•	Domestic and International recurring installed base of 822 and 16 XTRAC devices – an increase of 2 and 6 devices respectively
•	Cash and cash equivalents and restricted cash finished at $15.6 million the same cash balance as December 31, 2019
•	Accounts receivable is expected to be approximately $3.2 million as of March 31, 2020
•	Accounts payable is expected to be approximately $2.0 million as of March 31, 2020

In an effort to conserve cash, the Company has put employees who either cannot work from home or cannot work due to the COVID-19 related shutdowns on leave of absence with the expectation that when exercising its COVID-19 “exit strategy” and resumes its business, the Company will bring these employees back. These decisive actions are expected to save the Company approximately $800 thousand in cash outlay per quarter.

Additionally, the Company has reduced materially all of its discretionary spending, including direct to consumer advertising, marketing, sales and travel, which the Company believes would save approximately $1.0 million in additional cash outlays per quarter.

Lastly, the Company has worked closely with its vendors in order to manage payments and inventory receipts to further conserve its cash position, which the Company believes would reduce cash outlays by approximately $1.2 million per quarter, as long as there is no need in manufacturing additional devices for placement.

The Company has applied for and received the COVID-19 related Small Business Administration (“SBA”) disaster relief loan documents and is in discussions with the SBA to adapt the document requirements (certain collateral and personal guarantees) to the Company’s specific situation. If executed, the SBA disaster relief loan could provide the Company with a 30-year loan for $500 thousand with possible increases up to $2 million. The Company has also applied for a forgivable loan under the SBA Payroll Protection Plan and is working with a commercial bank to close this potential $2.0 million loan expeditiously.

The XTRAC™ treatments are generally elective in nature, and are performed in a physician’s office or practice, and not in a hospital which can restrict access.  The Company is tracking closely COVID-19-related specific government orders and physician-society guidelines that affect the initiation and continuation of these treatments across the country. Moreover, the XTRAC excimer laser, unlike other therapies like biologic and systemic (immunomodulating) drugs for conditions like psoriasis, does not suppress the immune system systemically.

Commenting on the place of the XTRAC treatment and the alternatives patients would have in light of COVID-19, Strata physician partner Dr. George Keough, M.D. board certified Dermatologist from Knoxville, TN said: “Some patients have been reluctant to initiate or maintain immunomodulatory medications during the COVID-19 outbreak, and XTRAC offers a very safe way to treat these patients.”

The Company continued to see treatments preformed nationally in March 2020 primarily (but not only) in those states that were not yet locked down. When comparing gross sales for March 2020 to March 2019, the Company found that overall the gross procedure revenue declined year over year by 17%.

There is evidence that in certain parts of the domestic market clinics are open and treatments are continuing in April, but we do not yet have full visibility of the patient census and the impact to our revenues.  For this reason, we cannot provide any revenue guidance for the second quarter of 2020 and the remainder of the year.

During the lockdown, in addition to one-on-one online clinical trainings, the sales and marketing team has been delivering clinical webinars (with approximately 200 participants to-date) and updates on the “Patient Outreach Program”.  In this Program, STRATA will provide a unique advantage to its partner clinics, to quickly rebuild their patient referrals by reengaging patients that were either in treatment or about to enter into treatments before the lockdown.  The Company, as part of its service to its partners, and using its in-house call-center and reimbursement teams will perform an outreach services on behalf of these clinics to their patients to bring them back into treatment.

Internationally, the Company began receiving orders and shipping to our distributors in South Korea and Wuhan, China – where business was disrupted during the first quarter of 2020.

Dr. Dolev Rafaeli, the Company’s President and CEO stated, “Our number one concern is the health and safety of our employees, patients, partner physicians and their staff. We will continue to support all of these constituencies during these unprecedented times, supporting them with our call center, insurance reimbursement and field service teams.  In addition, we are working with our partner clinics to ensure a patient referral patterns as soon as shutdown is behind us, at the individual clinic level, to get their businesses up and running.”

About STRATA Skin Sciences, Inc. (www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions. Its products include the XTRAC ® excimer laser and VTRAC ® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions.

The Company’s proprietary XTRAC® excimer laser delivers a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma, diseases which impact over 35 million patients in the United States alone. The technology is covered by multiple patents, including exclusive rights for patents for the delivery of treatment to vitiligo patients.

STRATA’s unique business model leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company’s partner dermatology clinics.

The XTRAC business has used this proven DTC model to grow its domestic dermatology partner network to over 822 clinics, with a worldwide installed base of over 2,000 devices. The Company is able to offer 90% of DTC patients an introduction to physicians prescribing a reimbursable solution, using XTRAC, within a 10-mile radius of their house. The Company is a leader in dermatology in-clinic business generation for its partners.

Safe Harbor
This press release, and oral statements made regarding the subjects of this release contains "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s revenue growth estimates, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing the Company’s ability to generate the anticipated revenue stream, the Company’s ability to generate sufficient cash flow to fund the Company’s ongoing operations and research and development activities beginning at any time in the future; litigation and regulatory proceedings to which the Company might be subject; the Company’s ability to implement business strategies, including its acquisition, business development and comeback strategies; the Company’s acquisition and business development strategy may not be successful in locating advantageous targets; the Company’s ability to successfully integrate any assets, liabilities, customers, systems and management personnel it acquires into its operations and its ability to realize related revenue synergies, strategic gains and cost savings may be significantly harder to achieve, if at all, or may take longer to achieve; potential goodwill impairment charges, future impairment charges and fluctuations in the fair values of reporting units or of assets in the event projected financial results are not achieved within expected time frames; the Company’s debt and debt service requirements which may restrict its operational and financial flexibility, as well as imposing unfavorable interest and financing costs; the Company’s ability to maintain its existing credit facilities or obtain satisfactory new credit facilities; regulatory and political factors or conditions affecting the Company and/or the medical device industry in general; the public’s reaction to the Company’s advertisements and marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, the impact of COVID-19 on the use of XTRAC or COVID-19’s impact on the dermatological segment, risks and uncertainties relating to the duration of the COVID-19 outbreak, and actions that may be taken by governmental authorities to contain the outbreak or to treat its impact, and the Company’s ability to grow revenues and sustain that growth as well as statements expressing optimism or pessimism about future operating results are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management’s current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect the Company’s results, including revenue growth estimates, see the Company’s filings with the Securities and Exchange Commission, including “Cautionary Note Regarding Forward-Looking Statements,” “Item 1A. Risk Factors,” and “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. No undue reliance should be placed on any forward-looking statements.

Investor Contacts:
Matthew Hill, Chief Financial Officer	Matthew Picciano, Managing Director
STRATA Skin Sciences, Inc.	LifeSci Advisors, LLC
215-619-3200	646-889-1200
ir@strataskin.com	mpicciano@lifesciadvisors.com